Exhibit 5.1
[Andrews Kurth LLP Letterhead]
January 4, 2007
WCA Waste Corporation
One Riverway, Suite 1400
Houston, Texas 77056
Ladies and Gentlemen:
     We have acted as special counsel to WCA Waste Corporation, a Delaware corporation (the “Company”), in connection with the preparation and filing of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-131875) (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), that registers up to an additional 750,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), reserved for issuance from time to time by the Company under the Second Amended and Restated 2004 WCA Waste Corporation Incentive Plan (the “Plan”).
     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Plan, (iii) the Second Amended and Restated Certificate of Incorporation of the Company, (iv) the Amended and Restated Bylaws of the Company, (v) a specimen of the certificate representing the Common Stock, (vi) certain resolutions of the Board of Directors of the Company certified to us to be true and correct by the Secretary of the Company, and (vii) such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, as we have deemed appropriate as a basis for the opinions expressed below. We have relied upon certificates of public officials and officers of the Company as to certain matters of fact relating to this opinion and have made such investigations of law as we have deemed necessary and relevant as a basis hereof. We have not independently verified any factual matter relating to this opinion.
     In rendering the opinions expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all the documents supplied to us as originals, and (iv) the conformity to the authentic originals of all documents supplied to us as certified or photostatic or faxed copies. In rendering the opinions expressed below with respect to the Shares, we have also assumed that the certificates for the Common Stock conform to the

WCA Waste Corporation
January 4, 2007

specimens thereof examined by us and have been duly countersigned by a transfer agent and duly registered by a registrar of the Common Stock;
     Based upon the foregoing, and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that (i) the issuance of the Shares in accordance with the Plan has been duly authorized by the Company and (ii) the Shares, when issued and delivered against payment therefore as required under the Plan and any applicable award agreements, will be validly issued, fully paid and non-assessable.
     We express no opinion other than as to the General Corporation Law of the State of Delaware.
     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations issued thereunder. Our opinion is rendered as of the date hereof, and we assume no obligation to update or supplement our opinion to reflect any change of fact, circumstance or law after such time as the Registration Statement is declared effective.

Very truly yours,
/s/ Andrews Kurth LLP